Exhibit 99.2

GENESYS S.A.

[•] Ordinary Shares

(Nominal Value One (1) Euro Per Share)

PURCHASE GUARANTEE AGREEMENT

Dated as of [   ] January 2006

Between

HSBC BANK PLC

and

GENESYS S.A.

TABLE OF CONTENTS

1.	Representations and Warranties by the Company	4

1.1	Compliance of Prospectuses with Securities Laws	5

1.2	Material Adverse Change	6

1.3	Financial Statements	6

1.4	Internal Controls	6

1.5	Ownership of Property	6

1.6	Intellectual Property	7

1.7	Governmental Authorizations	7

1.8	Corporate Existence and Power	7

1.9	Capitalization	8

1.10	Enforceability of this Agreement	8

1.11	Compliance of Contemplated Transactions with Agreements, Charter Documents and Laws	9

1.12	No Defaults	9

1.13	Litigation	9

1.14	Compliance with Laws	9

1.15	Insurance	10

1.16	Environmental and Health Matters	10

1.17	Dividends and Distributions	10

1.18	No Issuance, Transfer or Withholding Taxes	10

1.19	Payment of Taxes	11

1.20	No Manipulation of Securities Prices	11

1.21	Investment Company Act	11

1.22	Foreign Issuer	11

1.23	No Directed Selling Efforts	11

1.24	No Registration Rights	11

1.25	No Labor Disputes	12

2.	Sale and Delivery to HSBC; Closing	12

2.1	Warrant Repurchase Commitment of Company as Agent of HSBC	12

2.2	Exercise of Warrants by HSBC	12

2.3	Receipt of Second Chance Orders by HSBC	13

2.4	Resale of Excess Shares to the Lenders	14

2.5	Payment and delivery	14

2.6	Commissions	15

3.	Covenants	16

3.1	Compliance with Securities Regulations	16

3.2	Filing of Amendments	16

3.3	Delivery of Offering Documents	16

3.4	Continued Compliance with Securities Laws of the Relevant Jurisdictions	17

3.5	Rule 158 Earnings Statement	17

3.6	Delivery of Annual Reports	17

3.7	Filings with Stock Market Authorities	17

3.8	Approvals	17

3.9	Taxes	18

3.10	Supply of Information to Representative	18

3.11	Use of Proceeds	18

3.12	Euronext Listing	18

3.13	Public Announcements	18

3.14	Lock-up	18

4.	Payment of Expenses	19

4.1	Expenses	19

4.2	Termination of Agreement	20

5.	Conditions of HSBC’s Obligations	20

5.1	Effectiveness of Registration Statement	20

5.2	Assumption of Debt Obligations	20

5.3	Opinion of Counsel for the Company	20

5.4	Opinion of Counsel for HSBC and the Lenders	20

5.5	Accountants’ Comfort Letter	21

5.6	Bring-down Comfort Letter	21

5.7	Listings	21

5.8	Certificates of the Company	21

5.9	Termination of Agreement	21

6.	Indemnification	21

6.1	Indemnification of HSBC by the Company	21

6.2	Indemnification of the Company by HSBC	23

6.3	Actions against Parties: Notification	23

6.4	Settlement without Consent if Failure to Reimburse	24

7.	Contribution	24

8.	Representations, Warranties and Agreements to Survive Delivery	25

9.	Termination of Agreement	25

9.1	Termination: General	25

9.2	Liabilities	26

10.	Notices	26

11.	Parties: Successors	26

12.	Time	27

13.	Governing Law	27

14.	Consent to Jurisdiction	27

15.	Judgment Currency	27

16.	Effect of Headings	28

SCHEDULE 1		30

PURCHASE GUARANTEE AGREEMENT, dated as of [•] January 2006, between (i) HSBC Bank plc, a company duly organized and existing under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ and is registered under number 14259 (“HSBC”), and (ii) Genesys S.A., a French société anonyme whose registered office is at l’Acropole, 954-980 avenue Jean Mermoz, 34000 Montepellier and is registered under number 339 697 021, RCS (the “Company”, and together with HSBC, the “Parties”).

INTRODUCTION

(A)                              Shareholders Authorization for Capital Increase

Pursuant to a resolution adopted by the shareholders of the Company at the General Shareholders Meeting held on 28 June 2005 (the “Shareholders Resolution”), the Board of Directors of the Company has been authorized, for a period of 26 months from such date, (i) to increase the equity capital of the Company, by issuing, with preferential subscription rights, shares and/or other securities giving access thereto, on one or more occasions, up to a total amount of equity capital equal to 100,000,000 euro in accordance with article L. 225-129 of the French Code de Commerce, and (ii) to determine the terms and conditions of such issuances of securities.

(B)                                The Warrants Offering

Pursuant to the Shareholders Resolution, the Board of Directors of the Company adopted a resolution at a meeting held on [23] January 2006 (the “Board of Directors Resolution”), authorizing a capital increase of [up to euro 65,000,000 (USD [•] at the exchange rate of [•])] (the “Capital Increase”) through the issuance of [18,307,756] free warrants (bons de souscription d’actions) to all existing shareholders (the “Warrants”) permitting holders thereof to subscribe to an aggregate of [•] ordinary shares of the Company, 1 euro nominal value each (the “Shares”).

In accordance with the Shareholders Resolution and the Board of Directors Resolution, the Company will issue the Warrants, free of charge, to all shareholders of record (as reflected in the accounts of ordinary shares maintained by authorised financial intermediaries (intermédiaires habilités)) as of [5:30] p.m. (Paris time) on [31] January 2006 (the “Record Date” or “Issuance Date”).  Each ordinary share of the Company held of record as of such time will entitle the registered owner thereof to one Warrant.  16 Warrants shall be needed for the holders thereof to subscribe for 45 Shares (new shares may be subscribed only in multiples of 45) at the exercise price of [•] euro per Share (the “Exercise Price”).

The Warrants may be exercised unconditionally or on the condition that the combination of (i) the unconditional exercise of Warrants, (ii) the conditional exercise of Warrants, (iii) the subscription of Shares pursuant to the Second Chance Offering (as defined below), and (iv) the subscription of Shares under this Agreement, shall permit the Company to raise at least 75% of the proposed Capital Increase (the “75% Condition”).  If it is determined after a centralization process following the Second Chance Offering that the 75% condition is met, then the exercise of the Warrants subject to this condition shall occur.  If the 75% Condition is not met, then the exercise of the Warrants subject to this condition shall not occur.

The Bank of New York, as depositary (the “Depositary”) under a Deposit Agreement with the Company and the registered holders and beneficial owners of American Depositary Receipts issued thereunder (the “American Depositary Receipts” or “ADRs”) evidencing American Depositary Shares each representing one-half of one ordinary share of the Company (the “American Depositary Shares” or “ADSs”), proposes to make available to such holders and owners ADS warrants to purchase newly-issued ADSs.  Each ADS held of record (as reflected in the books and records of the Depositary) as of the close of business (New York time) on [31] January 2006 will entitle the registered owners thereof to one warrant (an “ADS Warrant”).  32 ADS Warrants shall be needed by holders thereof to purchase 90 new ADSs (new ADSs may be subscribed only in multiples of 90) at the exercise price of USD [•] per ADS (which price is equivalent to the Exercise Price in euro at the exchange rate on [•] 2006, adjusted to reflect the ADS/Share ratio, plus an additional amount to provide for possible exchange rate fluctuations and to pay the fees and expenses of the Depositary).

The Warrants will be transferable and will be listed on Eurolist by Euronext for a period of 15 calendar days, commencing on the first trading day following the Record Date.  The ADS Warrants will not be transferable and will not be listed on any securities exchange.

The Warrants may be exercised at any time during the listing of the Warrants; that is, during the exercise period (the “Exercise Period”) from [1] February 2006, until 5:30 p.m. (Paris time) on [15] February 2006 (the “Warrant Expiration Date”).  The ADS Warrants cease to be exercisable at 5:00 p.m. (New York time) on [13] February 2006.  Any exercise of the Warrants or ADS Warrants will be irrevocable.

The offering of the Shares underlying the Warrants to existing shareholders of the Company will consist of:

(i)                                     a public offering in France of Shares underlying the Warrants, which offering will be made pursuant to Regulation S under the Securities Act (as defined below) (the “Regulation S Offering”); and

(ii)                                  a public offering in the United States of ADSs underlying the ADS Warrants and Shares underlying the Warrants (the “U.S. Registered Offering”).

The Regulation S Offering and the U.S. Registered Offering are collectively referred to herein as the “Warrants Offering”.

For the purpose of the warrants offering in France and the listing of the new shares on Eurolist by Euronext, a prospectus in the French language (the “French Prospectus”) has been prepared (consisting of (A) an annual report (document de référence), which was filed by the Company with the Autorité des marchés financiers (the “AMF”) on May 2, 2005, under no. D.05-0618, (B) two updates to the annual report (actualisations du document de référence), which were filed by the Company with the AMF on August 10, 2005, and December 15, 2005, under nos. D.05-0618-A01, and 10.D.05-0618-A2, respectively, and (C) a transaction note (note d’opération), which received visa no. 06-[•] dated [30] January 2006, from the AMF).

In connection with the U.S. Registered Offering, the Company has filed with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form F-3 (File No. 333-[130332]).  The various parts of such registration statement, including all exhibits thereto and including (a) all amendments thereto filed with the Commission prior to the date hereof, [(b) the information contained in the form of final prospectus, if any, to be filed with the Commission pursuant to Rule 424(b) under the United States Securities Act of 1933, as amended (the “Securities Act”), in accordance with Section 3(a) hereof and deemed by virtue of Rule 430A under the Securities Act to be part of the registration statement at the time it is declared effective,] and (c) all documents or reports filed with or furnished to the Commission by the Company pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which constitute the only documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective, each as amended at the time such part becomes effective, are hereinafter collectively called the “Registration Statement”.  Such final prospectus, in the form first filed pursuant to Rule 424(b) under the Securities Act, is hereinafter called the “U.S. Prospectus”.  Any reference herein to the U.S. Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form F-3 under the Securities Act, as of the date of such U.S. Prospectus.  Any reference to any amendment or supplement to the U.S. Prospectus shall be deemed to refer to and include any documents filed after the date of the U.S. Prospectus under the Exchange Act and incorporated by reference in the U.S. Prospectus.  Any reference to any amendment to the Registration Statement shall be deemed to refer to and include any report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

The French Prospectus and the U.S. Prospectus are hereinafter collectively called the “Offering Documents” and individually an “Offering Document”.  For purposes of the representations and warranties herein, information shall not be considered to be contained in all Offering Documents unless it is in each Offering Document and does not differ substantively in one Offering Document compared to another.

(C)                                The “Second Chance” Offering of Shares and the Purchase Guarantee

The Company desires to obtain commitments for the subscription of such of the Shares as shall not be subscribed pursuant to the exercise of Warrants.  Subject to the terms and conditions herein,

the Company, pursuant to a separate agency agreement between the Parties, proposes to automatically repurchase any unexercised Warrants as agent (commissionaire as defined in Article L.132-1 of the French Commercial Code) in its name but for the account of HSBC; and

HSBC proposes to exercise those Warrants (subject to the threshold condition described below); and

to offer, for a period of three trading days following the Warrant Expiration Date (the “Second Chance Offering”), all of the Shares resulting from such exercise to qualified investors outside of the U.S. in accordance with Rule 903 of Regulation S under the Securities Act; and

if any Shares resulting from such exercise remain after such Second Chance Offering, to resell the remaining Shares to the lenders under the Company’s and

Genesys Conferencing, Inc.’s (“GCI”) principle credit facility.  Such lenders are identified in Schedule 1 hereto (the “Lenders”).

HSBC and the Lenders are parties to an agreement whereby the Lenders have committed to purchase from HSBC any Shares resulting from its exercise of the Warrants (other than Shares sold in the Second Chance Offering).

The exercise of the Warrants by HSBC will be subject to the condition that the Shares resulting therefrom shall not exceed more than one-third (1/3) of the outstanding ordinary shares of the Company (after taking into account the Shares to be issued upon such exercise or upon exercise of Warrants by any other Warrant holder).  Any purported exercise that would cause such threshold to be exceeded will be deemed null and void.  The reason for this condition is that an acquisition of a greater number of Shares could require the Lenders to make a tender offer for the Company under French law.

(D)                               The Reserved Capital Increase

The AMF granted a waiver from the French mandatory tender offer rule to HSBC and Banc of America Securities Limited, pursuant to a rule (Section 234-8 2° of the AMF’s General Regulation) that allows the AMF to grant such waivers in cases of companies in financial difficulty.  To be irrevocable, the waiver must be unchallenged during a ten-day observatory period following disclosure of the AMF decision to the pubic (such ten-day period expired before the Issuance Date).  The waiver requires as a condition to its applicability that the Company’s shareholders will have approved the capital increase at an extraordinary shareholders’ meeting.  If the amount of unsubscribed Shares in the Warrants Offering exceeds one-third of the outstanding ordinary shares of the Company (and, as a result, the exercise of the Warrants is limited by the threshold condition), then the Company will hold an extraordinary general meeting of its shareholders and use its best efforts to obtain at such meeting its shareholders’ authorization to issue, to the Lenders, in a capital increase reserved to them and underwritten by HSBC, a number of shares equal to the amount of unsubscribed Shares in the Warrants Offering in excess of such one-third threshold.  The Lenders shall, at their sole discretion, subscribe to such Shares either in cash or by means of set-off of debt (compensation de créances) at a price per share equal to the Exercise Price.  The foregoing obligations relating to the reserved capital increase (the “Reserved Capital Increase”) shall be subject to the terms and conditions of an investment agreement between the Company, HSBC and the Lenders.

NOW, THEREFORE, in consideration of the aforementioned premises and the mutual covenants and agreements set forth herein, the Parties hereto, intending to be legally bound hereby agree as follows:

1.                                       REPRESENTATIONS AND WARRANTIES BY THE COMPANY

The Company represents and warrants to HSBC as of the date hereof, the Warrant Expiration Date and the Closing Date (as defined in Section 2.5) (each, a “Representation Date”), and agrees with HSBC, as follows:

1.1                                 Compliance of Prospectuses with Securities Laws

1.1.1                        Compliance of Registration Statement with United States Securities Laws.  The Registration Statement will be, or has been, declared effective by the Commission prior to the Issuance Date. The Registration Statement (and any amendments thereto) and any documents incorporated by reference in the Prospectus (and any amendment thereto), when any such document becomes effective or is filed with the Commission, as the case may be, complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder (respectively, the “Securities Act Regulations” and the “Exchange Act Regulations”), and did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

1.1.2                        Compliance of ADR Registration Statement with United States Securities Laws.  A registration statement on Form F-6 (File No. [333-[•]) in respect of the ADSs underlying the ADS Warrants has been filed with and declared effective by the Commission (such registration statement and any further registration statement on Form F-6 that may be required to register additional ADSs, including all exhibits thereto, as amended through any Representation Date, being hereinafter called the “ADS Registration Statement”).  No other document with respect to the ADS Registration Statement has heretofore been filed with the Commission.  The ADS Registration Statement, when it became effective, conformed in all material respects to the requirements of the Securities Act and the Securities Act Regulations and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

1.1.3                        No Stop Order.  As of each Representation Date other than the date hereof, no order preventing or suspending the use of the U.S. Prospectus, or suspending the effectiveness of the Registration Statement or the ADS Registration Statement, has been issued by the Commission and no proceedings for that purpose have been initiated or threatened by the Commission.

1.1.4                        Compliance of French Prospectus with French Law and Regulation.  The French Prospectus will receive a visa from the AMF on or prior to the Issuance Date.  The French Prospectus, and any complements, supplements, amendments or modifications thereto, complied or will comply in all material respects with the requirements of French law and regulations, including the AMF’s regulations and instructions, and did not or will not, as of their respective dates, contain any material misstatements or, omit any information that is material for the assessment of an investment in the Shares or that is relevant to investors for making an informed judgment on the Company and its subsidiaries’ assets and liabilities, businesses, financial position, results and prospects.  All of the statements therein are exact, precise and sincere.

1.2                                 Material Adverse Change

Neither the Company nor any of its subsidiaries has sustained, since the date of the latest financial information included in all Offering Documents, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree, otherwise than as stated in all Offering Documents.  Since the respective dates as of which information is given in all Offering Documents, except as otherwise stated therein, there has been (i) no change in the equity capital or long-term debt of the Company or any of its subsidiaries or percentage ownership of a subsidiary by the Company, (ii) no material reduction in the total assets of the Company and its subsidiaries, (iii) no dividend or distribution of any kind declared, paid or made by the Company on any class of its equity capital, and (iv) no material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, properties, shareholders’ equity or results of operations of the Company and its subsidiaries (“Material Adverse Effect”).

1.3                                 Financial Statements

The consolidated financial statements of the Company, together with the related notes, included in the Offering Documents (the “Financial Statements”), give a true and fair view of the financial position of the Company and its subsidiaries at the dates indicated and the results of operations of the Company and its subsidiaries for the periods specified.  The financial statements in the French Prospectus have been prepared in conformity with International Financial Reporting Standards (“IFRS”) (in the case of interim financial statements) or with generally accepted accounting principles in France (“French GAAP”) (in the case of annual financial statements).  The financial statements in the U.S. Prospectus have been prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”).

1.4                                 Internal Controls

Each of the Company and its subsidiaries (i) makes and keeps books and records that are accurate in all material respects, and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorisation, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorisation, and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to the differences.

1.5                                 Ownership of Property

The Company and its subsidiaries have good and marketable title to all real property, and good and marketable title to all personal property, owned by them and presented as property in the Financial Statements or described as their property in any of the Offering Documents, in each case free and clear of all liens, security interests, defects, claims and encumbrances of any kind, except such as are described in all Offering Documents or such as do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.  Any material property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.

1.6                                 Intellectual Property

The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, the “Intellectual Property”) necessary to carry on the business now operated by them.  Except as stated in the Offering Documents, neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect.

1.7                                 Governmental Authorizations

The Company and each of its subsidiaries have all licenses, franchises, permits, registrations, authorizations, consents, approvals and orders, and other concessions of all Governmental Agencies (as defined below) (“Governmental Authorizations”) that are necessary to own or lease their other properties and conduct their businesses as described in all Offering Documents.  Without qualifying the foregoing, it is understood that the absence of the Governmental Authorization described in the Registration Statement under “Recent Developments — Telecommunications Regulations,” would not violate the foregoing representation, even if such Governmental Authorization ultimately were found to be required.  The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Authorizations, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect, except when the invalidity of such Governmental Authorizations or the failure of such Governmental Authorizations to be in full force and effect would not result in a Material Adverse Effect.  No Governmental Authorization contains a materially burdensome restriction that is not adequately disclosed in the Offering Documents.

1.8                                 Corporate Existence and Power

The Company has been duly organized and has been and is validly existing as a corporation with limited liability since it was incorporated under the laws of France, with the legal right, full corporate power and authority (corporate and other) to own, use, lease and operate its properties and conduct its business as described in all Offering Documents, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (where applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.  The Company has not taken any actions, nor have any steps been taken or legal, legislative, or administrative proceedings been commenced or threatened, to wind up, dissolve, or liquidate the Company.  Each subsidiary of the Company has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

1.9                                 Capitalization

The Company has an authorized and issued capitalization as set forth in all Offering Documents, and all the ordinary shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.  None of such shares was issued in violation of any preemptive or other similar rights of any security holder of the Company.  The Shares have been duly and validly authorized and, upon exercise of the Warrants in accordance with their terms and payment of the Exercise Price, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the ordinary shares of the Company contained in all Offering Documents.  The Warrants have been duly and validly authorized and will be duly and validly created and delivered.  The issuance of the Shares will not be subject to any preemptive or similar rights (other than rights under the Warrants) and no holder of the Shares will be subject to personal liability by reason of being such a holder.  Except as stated in all Offering Documents, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, ordinary shares or any other class of equity capital.  All shares of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares, or shares held by other parties in subsidiaries that are not wholly-owned, and except as otherwise set forth in all Offering Documents) are owned directly or indirectly by the Company, free and clear of all liens, pledges, security interests, restrictions on transfer, equities, claims or encumbrances of any kind.

1.10                           Enforceability of this Agreement

This Agreement has been duly authorized and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and similar laws affecting enforcement of creditors’ rights generally.

1.11                           Compliance of Contemplated Transactions with Agreements, Charter Documents and Laws

The issue of the Warrants and the issue and future sale of the Shares, the use of the proceeds therefrom as described in all Offering Documents and the compliance by the Company with all of the provisions of the Warrants, and this Agreement and the consummation of the transactions herein and therein contemplated (i) have been duly authorized by all necessary corporate action, (ii) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or Repayment Event (as defined below) under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property or assets is subject, (iii) will not result in any violation of the provisions of the charter documents or by-laws of the Company or any law, order, rule, regulation, ordinance, decree, judgement, injunction or policy (“Law”) of any court, central bank, stock exchange or governmental instrumentality or body (“Governmental Agency”) having jurisdiction over the Company or any of its subsidiaries or any of their properties, and (iv) will not require any Governmental Authorizations or filings of or with any such Governmental Agency, except for any such Governmental Authorizations or filings as have been made or obtained, or will be made or obtained, on or prior to the Issuance Date.  As used in this Section, a “Repayment Event” means any event or condition which gives a creditor under any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

1.12                           No Defaults

Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws, or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound.

1.13                           Litigation

Other than as set forth in all Offering Documents, there are no legal or governmental proceedings or investigations pending to which the Company or any of its subsidiaries is a party or of which any of their property is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate, result in a Material Adverse Effect.  To the best of the Company’s knowledge, no such proceedings or investigations are threatened or contemplated by Governmental Authorities or others.

1.14                           Compliance with Laws

The Company and its subsidiaries are in compliance, and have complied at all times during the past five (5) years, in all material respects, with all Laws of the countries and subdivisions thereof where the Company and its subsidiaries conduct their businesses.  Except as set forth in the Offering Documents, neither the Company nor any of its subsidiaries has received notice within the past five (5) years of any violations of any Laws.

1.15                           Insurance

All insurance policies maintained by the Company and its subsidiaries are in full force and valid and all current premiums have been paid.  Neither the Company nor any of its subsidiaries are in breach of the terms of any such policies.  The Company and its subsidiaries have timely served proper and accurate notice of all events or information required in connection with such policies in a timely manner.

1.16                           Environmental and Health Matters

The Company and each of its subsidiaries is in compliance with any and all applicable Laws, Governmental Authorizations and governmental restrictions relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife.  The Company and its subsidiaries have all Governmental Authorizations required under any such Laws and are each in compliance with their requirements.  No material notice, notification, demand, request for information, citation, summons, complaint or order with respect to or any violation of such Laws is in existence or, to the knowledge of the Company, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any of the Company and its subsidiaries.

1.17                           Dividends and Distributions

Except as disclosed in the Offering Documents, under current laws and regulations of France, all dividends and other distributions declared and payable on the Shares may be paid by the Company to the holder thereof in euro that may be converted into foreign currency and freely transferred out of France and all such payments made to holders thereof or therein who are non-residents of France will not be subject to income, withholding or other taxes under laws and regulations of France or any taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in France or any taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in France or any taxing authority thereof or therein.

1.18                           No Issuance, Transfer or Withholding Taxes

No stamp or other issuance or transfer taxes or duties and no capital gains, income, value added, withholding or other taxes are payable by or on behalf of HSBC or the Lenders to the tax authorities of France or any taxing authority thereof or therein in connection with the issuance, sale and delivery by the Company to HSBC, for itself or for the respective accounts of the Lenders, of the Shares, except for (i) any French income tax payable on the net income of HSBC or any Lender that is subject to tax in France, if any, and (ii) any impôt de bourse that may be payable in connection with the resale of the Shares.

1.19                           Payment of Taxes

The Company and its subsidiaries have paid all taxes that they are required to have paid, except (i) for taxes the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books, or (ii) where the failure to pay any such taxes would not, individually or in the aggregate, result in a Material Adverse Effect.

1.20                           No Manipulation of Securities Prices

Neither the Company nor any of its subsidiaries has taken or will take, directly or indirectly, any action designed to, or that constitutes or might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Warrants, Shares, ADR Warrants or ADSs.

1.21                           Investment Company Act

The Company is not, and after giving effect to the offering and sale of the Shares and applying the net proceeds therefrom as described in the Offering Documents, will not be an “investment company”, or an entity “controlled” by an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).

1.22                           Foreign Issuer

The Company is a foreign issuer as such term is defined in Rule 902(e) of Regulation S.  There is no “substantial U.S. market interest” in the Company’s shares, within the meaning of Rule 902(j) of Regulation S.

1.23                           No Directed Selling Efforts

Neither the Company nor any person acting on its behalf has used any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in connection with the Second Chance Offering.

1.24                           No Registration Rights

Except for the registration rights and cooperation agreement among the Company and the Lenders (the “Registration Rights Agreement”), there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company (i) to offer or sell shares to or for such person, or (ii) to file a registration statement under the U.S. Securities Act, or a prospectus or similar document under the securities laws of any country other than the United States, with respect to any securities of the Company.

1.25                           No Labor Disputes

No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in any case, would result in a Material Adverse Effect.

2.                                       SALE AND DELIVERY TO HSBC; CLOSING

2.1                                 Warrant Repurchase Commitment of Company as Agent of HSBC

On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, HSBC agrees to the following repurchase provision.  Acting in its name but for the account of HSBC, the Company as agent (commissionaire, as defined in Section L.132-1 of the French Commercial Code) shall, pursuant to an agency agreement between the Parties, automatically repurchase the Warrants that have not been exercised by 5:30 p.m. (Paris time) on the last day of the Exercise Period (i.e., [15] February 2006) (the “Warrants Unexercised by the Market”).  For the avoidance of doubt, (i) the Company will not acquire at any time and under any circumstance title to the Warrants, and (ii) the repurchase of the Warrants Unexercised by the Market will be unconditional and irrevocable.  The repurchase price for the Warrants Unexercised by the Market shall be the greater of (A) €0.01 per Warrant, or (B) the excess of the per share price of the Shares sold in the Second Chance Offering, over the exercise price of the Warrants.  HSBC shall transfer to the Warrant holders the repurchase price of the Warrants Unexercised by the Market that are repurchased by such holders, except that if the price of the Shares purchased in the Second Chance Offering is less than €0.01 above the exercise price of the Warrants, the Company shall pay the difference (the Company shall pay a maximum of €183,307.76 if the price in the Second Chance Offering is equal to the exercise price of the Warrants).  Payment of the repurchase price shall be made on the Closing Date.

2.2                                 Exercise of Warrants by HSBC

On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, HSBC shall exercise the Warrants Unexercised by the Market on the last day of the Exercise Period (i.e., [15] February 2006) at 6:00 pm (Paris time) (the “Exercise Time”) automatically, without notice and for the number of Warrants to be specified, after a centralization process, pursuant to the notification under Section 2.5, but only to the extent that the Shares resulting therefrom do not exceed one-third of the Company’s outstanding ordinary shares on such date (after taking into account the Shares to be issued upon such exercise or upon exercise of Warrants by any other Warrant holder).  The exercise by HSBC of any Warrant Unexercised by the Market shall be conditioned upon such threshold not being exceeded (the “Threshold Condition”), and any purported exercise that would cause such threshold to be exceeded shall be null and void for the portion exceeding such threshold.

2.3                                 Receipt of Second Chance Orders by HSBC

During the period of three trading days ending at 5:30 p.m. on the third trading day following the last day of the Exercise Period (i.e., [•] February 2006), HSBC shall receive, through authorized financial intermediaries, irrevocable orders from qualified investors to purchase Shares (the “Second Chance Shares”) at a price at least equal to the Exercise Price (the “Second Chance Orders”) on the terms set forth herein.  In connection with the Second Chance Offering, HSBC will provide a notice through the Euroclear France system to the effect that the Second Chance Offering is being made only in accordance with Rule 903 of Regulation S, and that Second Chance Orders may not be accepted by financial intermediaries from any person that is in the United States when such person places the order, or that has an account with an address in the United States, and that any Second Chance Orders that do not meet such restriction will be considered null and void.  HSBC represents and agrees that it and any person acting on its behalf has not and will not use “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in connection with the Second Chance Offering.

In addition, in connection with the Second Chance Offering, HSBC will provide a notice through the Euroclear France system to the effect that:

(i)                                     none of the Offering Documents or any other document has been filed or registered for the purpose of making a public offering or the distribution of such Offering Documents in any country other than, in the case of the French Prospectus only, France in connection with the Second Chance Offering, and the Second Chance Offering is not made to any person or in any jurisdiction where any such filing or registration would be required;

(ii)                                  the Second Chance Offering does not include any public offering of the Second Chance Shares in any member state of the European Union other than France (each, a “Member State”) except to qualified investors within the meaning of the Directive 2003/71/EC (together with any relevant implementing measure in each Member State, the “Prospectus Directive”) or to a person to whom such Second Chance Shares may otherwise be offered without the publication by the Company of a prospectus pursuant to the Prospectus Directive or pursuant to any applicable laws of relevant Members States in connection with a public offering of securities; and

(iii)                               (A) financial intermediaries should only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the sale of the Second Chance Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (B) financial intermediaries must comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Second Chance Shares in, from or otherwise involving the United Kingdom.

To the extent that HSBC or any of its affiliates solicits or otherwise receives orders from its own customers in connection with the Second Chance Offering, it will comply (and will ensure that such affiliate complies) with the foregoing restrictions.

Second Chance Shares will be allocated to potential purchasers commencing with the Second Chance Orders made at the highest price.  Second Chance Orders made by several investors at the same price will be allocated among such investors on a pro rata basis, rounded to avoid the sale of fractional shares.  The number of Second Chance Shares will under no circumstances exceed the number of Shares underlying the Warrants Unexercised by the Market.  The price at which Second Chance Shares shall be sold in the Second Chance Offering will be the greater of (a) the exercise price of the Warrants, and (b) the highest price at which all Second Chance Shares can be sold in accordance with the foregoing allocation procedures.  For the avoidance of doubt, all Second Chance Shares shall be sold at the same price.

2.4                                 Resale of Excess Shares to the Lenders

If any Shares resulting from HSBC’s exercise of the Warrants remain after the purchase of the Second Chance Shares, then HSBC shall resell the remaining Shares (the ”Excess Shares”) to the Lenders at a price equal to the Exercise Price.

2.5                                 Payment and delivery

The Shares resulting from HSBC’s exercise of the Warrants will be directly issued and delivered by the Company on the Closing Date (defined below) to (i) the persons having been allocated shares pursuant to Second Chance Orders (the “Second Chance Investors”), or (ii) the Lenders.  As a result, HSBC will not acquire legal title to any Shares at any time.

In accordance with Section 2.2 of this Agreement, HSBC will exercise the Warrants Unexercised by the Market at the Exercise Time automatically, without notice and for the number of such Warrants to be specified, after a centralization process, in a written written notice from the Etablissement Centralisateur of the number of Warrants Unexercised by the Market.  After receiving on the Notification Date such notice, HSBC shall (subject to satisfaction of the conditions set forth in Section 5 hereof) notify each Second Chance Investor and Lender of the number of Shares and the purchase price therefor no later than [•] Paris time one business day after the Notification Date.  The “Notification Date” means [23] February 2006, or such later date on which the Etablissement Centralisateur has notified the Company and HSBC of the number of Warrants Unexercised by the Market prior to noon on such date.

The Company agrees that HSBC may satisfy in whole or in part its obligation to pay the Company the Exercise Price for the Excess Shares by substituting one or more of the Lenders in its obligation to pay therefor, and that any such Lender is entitled to pay all or a portion of the Exercise Price for such Excess Shares by means of set-off of such Exercise Price against the aggregate outstanding debt obligations (including principal, interest and other amounts) of the Company owed to the Lender (compensation de créances).  HSBC and the Lenders shall be entitled to require that, prior to such payment(s) by set-off, the Company and Genesys Conferencing, Inc. (“GCI”), enter into and perform such agreements in form and substance satisfactory to the Lenders (the “Set-Off Agreement”) as may be necessary to permit such set-off by means of the Company’s assumption of GCI’s debt obligations to the Lenders or other arrangements satisfactory to

HSBC and the Lenders.  HSBC and the Lenders shall send to the Company, within two days after the Notification Date, a written request specifying the amount of debt obligations to be set-off.  For purposes of any such set-off, debt obligations in U.S. dollars shall be set-off against an Exercise Price in U.S. dollars equal to USD [•] per share (i.e., [•] euro per share at an exchange rate of [•]).

No later than 6:00 p.m. Paris time on the [• business day] after the Notification Date (the “Closing Date”), the Company shall issue and deliver the Shares for the Second Chance Investors to the accounts specified by HSBC and the Etablissement Centralisateur, against payment of the aggregate share subscription price for all Second Chance Orders by wire transfer of same-day funds to the Etablissement Centralisateur for the account of the Company.

On the Closing Date, the Company shall issue and deliver the Excess Shares for the Lenders to the accounts specified by HSBC, such delivery to be free of payment to the extent of the Lenders’ purchase by set-off and against payment to the extent of the Lenders’ purchase in cash. Payment for the Excess Shares (whether in the form of set-off or cash) shall occur at the same time as such delivery.

2.6                                 Commissions

In consideration of the obligations undertaken by HSBC and the Lenders concerning the Company’s recapitalization as described in the Offering Documents, the Company agrees to pay, on the Closing Date, by wire transfer in same-day funds to an account designated by HSBC, (i) on behalf of itself and the several Lenders, a commission equal to USD 900,000 and 6.23% of the Exercise Price for all Shares issued by the Company in connection with the Warrant Offering, the Second Chance Offering and this Agreement (it being understood that any commissions relating to the Reserved Capital Increase, if any, are covered by a separate agreement), and (ii) on behalf of itself, an incentive fee (exclusive of any applicable VAT) of up to USD 300,000, calculated as follows, but, in each case, conditioned upon the avoidance of the Reserved Capital Increase: (A) USD 200,000, if a portion of the Shares are subscribed to by the market by the close of the Second Chance Offering and a portion are subscribed to by the Lenders so that the Lenders hold 1/3 of the Company’s share capital; (B) USD 200,000 plus, if the Lenders have subscribed to some, but less than 1/3, of the Company’s share capital, an additional pro rata portion of USD 100,000 (such pro rata portion calculated as follows: if 90% or more of the Shares are subscribed to by the market, HSBC shall receive 100% of the USD 100,000, but if less than 90% of the Shares are subscribed to by the market (the rest being subscribed to by the Lenders), HSBC shall receive a reduced amount of the USD 100,000 calculated in a linear relationship thereto); or (C) USD 300,000, if the Shares are fully subscribed to by the market by the close of the Second Chance Offering.

3.                                       COVENANTS

The Company covenants with HSBC as follows:

3.1                                 Compliance with Securities Regulations

The Company agrees to: (i) prepare the Offering Documents in a form approved by HSBC, which approval shall not be unreasonably withheld or delayed, and to file such Offering Documents with the competent governmental or regulatory body or agency in the relevant jurisdiction pursuant to the applicable securities regulations; (ii) notify HSBC promptly of the receipt of any comment from the governmental or regulatory body or agency in each jurisdiction where the Offering Documents have been filed; (iii) make no further amendment or supplement to the Offering Documents without the prior approval of HSBC, which approval shall not be unreasonably withheld or delayed; (iv) notify HSBC and confirm such notice in writing, promptly after it receives notice thereof, of the time when an Offering Document has been filed or becomes effective or any supplement to an Offering Documents or any amended Offering Document has been filed and to furnish HSBC with copies thereof; (v) file promptly all reports and any definitive information statements required to be filed by the Company with the competent governmental or regulatory body or agency in the relevant jurisdiction subsequent to the date of an Offering Document and for so long as the delivery of an Offering Document is required in connection with the offering or sales of the Shares or ADSs; (vi) advise HSBC promptly after it receives notice thereof, of the issuance by the relevant governmental or regulatory body or agency of any stop order or of any order preventing or suspending the use of any Offering Document, of the suspension of the qualification of the Shares, Warrants, ADSs or ADR Warrants for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by any such body or agency for the amending or supplementing of any Offering Document or for additional information; and (vii) in the event of the issuance of any stop order or of any order preventing or suspending the use of any Offering Document or suspending the qualification of the Shares or Warrants, use promptly its best efforts to obtain its withdrawal at the earliest possible moment.

3.2                                 Filing of Amendments

The Company will give HSBC notice of its intention to file or use any amendment to the Offering Documents, will furnish HSBC with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which HSBC or counsel for HSBC shall reasonably object.

3.3                                 Delivery of Offering Documents

The Company will deliver to HSBC, without charge, as many copies of each Offering Document as HSBC reasonably requests, and the Company hereby consents to the use of such copies for purposes permitted by the respective securities and investment laws relating to the offering or sale of the Shares in the relevant jurisdictions.

3.4                                 Continued Compliance with Securities Laws of the Relevant Jurisdictions

If the publication or delivery of a prospectus is required at any time after the date of each Offering Document (as notified by HSBC to the Company), and any event has occurred as a result of which an Offering Documents as then amended or supplemented may be considered to include in the judgment of HSBC or the Company an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement an Offering Document, then the Company shall immediately notify HSBC and prepare and deliver to HSBC an amendment or supplement (in form and substance satisfactory to HSBC) which will correct such statement or omission and, subject to Section 3.1(iii), file such amendment or supplement.

3.5                                 Rule 158 Earnings Statement

The Company will make generally available (within the meaning of Section 11(c) of the Securities Act) to its security holders as soon as practicable, but in any event not later than 90 days after the close of the quarter in which the first anniversary date following the “effective date” (as defined in Rule 158 of the Securities Act Regulations) of the Registration Statement occurs, an earnings statement (in form complying with the provisions of said Rule 158) covering a period of at least twelve consecutive months beginning after such effective date.

3.6                                 Delivery of Annual Reports

The Company will furnish to holders of the Shares annual reports in English and French as applicable, to the extent required under the laws and regulations of France and the United States.

3.7                                 Filings with Stock Market Authorities

For so long as the Registration Rights Agreement is in effect, the Company agrees (i) to file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the Exchange Act Regulations, and (ii) to file with the competent authorities and any other governmental agency, authority or instrumentality in the relevant jurisdictions as may be required, such reports, documents, agreements and other information which may from time to time be required to be so filed.

3.8                                 Approvals

The Company agrees to use its best efforts to obtain all approvals, if any, required in connection with the transactions contemplated hereby, as required by applicable law, in the jurisdictions where the Shares or ADSs are offered and sold.

3.9                                 Taxes

The Company agrees to pay or cause to be paid all taxes, if any, on the transfer and sale of the Shares being sold by the Company.

3.10                           Supply of Information to Representative

During a period of three years from the date of the Offering Documents, the Company will furnish to HSBC copies of all reports or other communications (financial or other) furnished to its shareholders, and deliver to HSBC as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission, the AMF or any securities exchange on which any class of securities of the Company is listed.

3.11                           Use of Proceeds

The Company will use the net proceeds received by it from the sale of the Shares and ADSs in connection with the transactions contemplated by this Agreement in the manner specified in the Offering Documents under the caption “Use of Proceeds” or “Raisons de l’offre et utilisation du produit de l’émission,” as the case may be.  The Company will file with the Commission such reports as may be required pursuant to Rule 463 of the Securities Act Regulations.

3.12                           Euronext Listing

The Company will use its best efforts to have the Shares admitted to Eurolist by Euronext.

3.13                           Public Announcements

During the three-month period from the date hereof, prior to issuing any public announcement as to the offering and sale of the Shares or ADSs or affecting the Company or any of its subsidiaries that could reasonably be considered material by investors in the jurisdictions where the Shares or ADSs are offered and sold, or elsewhere, the Company will, and will cause its subsidiaries or related parties and all parties acting on its behalf, to notify HSBC regarding such announcement.  During the period from the date hereof to the Closing Date, the Company shall not, and shall cause its subsidiaries or related parties and all parties acting on its behalf not to, release such announcement without the prior written consent of HSBC, which consent shall not be unreasonably withheld; provided that no such consent shall be required (but prior notice shall be required to the extent practicable) in connection with a regularly scheduled announcement of revenues or results, or in connection with any announcement required by law, regulation or stock exchange rule.

3.14                           Lock-up

During a period of 180 days from the date of the Issuance Date, the Company will not, without the prior written consent of HSBC, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares of the Company or any securities convertible into or exercisable or exchangeable for any ordinary shares of the Company or file any registration statement under the Securities Act with respect to any of the foregoing, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the ordinary shares of the Company (whether any such swap or transaction described in clause (i) above or in this clause is to be settled by delivery of ordinary shares of the Company or such other securities, in cash or otherwise), or (iii) announce or undertake a share capital increase out of the authorized capital or propose a capital increase for approval at a general shareholders meeting of the Company.  The foregoing sentence shall not apply to (A) the Shares to be sold in the Warrants Offering, in the Reserved Capital Increase or hereunder, (B) any ordinary shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the HSBC has been advised in writing, (C) the issue or sale of ordinary shares of the Company pursuant to any employee stock option or employee share purchase program in effect or authorized as of the date of the Offering Documents, or (D) ordinary shares that may be issued in connection with any exchange offer, merger, consolidation, or contribution in kind, so long as the persons receiving such shares agree to be bound by the provisions of this Section 3.14 (other than restrictions on issuance) for the remainder of the period during which this Section 3.14 would otherwise be in effect, except that no person receiving shares in a public exchange offer or a merger or consolidation in which the Company is the surviving company may be required to be so bound.

4.                                       PAYMENT OF EXPENSES

4.1                                 Expenses

The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Offering Documents (including financial statements and exhibits) and of each amendment thereto, (ii) the preparation, issuance and delivery of the Shares to HSBC, the Lenders and the Second Chance Investors, including any stock or other transfer taxes, any value added tax and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to such persons under the laws of France, (iii) the fees and disbursements of the Company’s legal counsel, accountants and other advisors involved in connection with the Warrants Offering, (iv) any and all reasonable out-of-pocket expenses, including the fees, disbursements and expenses of counsel to HSBC, incurred by HSBC in connection with the transactions contemplated by this Agreement, (v) all fees and expenses in connection with the listing of the Shares on Euronext and the quotation of the ADSs on the Nasdaq National Market, (vi) the delivery to HSBC and the Lenders of copies of each Offering Document and any amendments or supplements thereto, (vii) the fees and expenses of the Etablissement Centralisateur, and (viii) any fees and expenses of the Depositary for which the Company may be responsible.  For the avoidance of doubt, it is understood that there are additional fees incident to the financial restructuring of the Company that are payable under other agreements.

4.2                                 Termination of Agreement

If this Agreement is terminated by HSBC in accordance with the provisions of Section 9 hereof, the Company shall reimburse HSBC for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for HSBC.

5.                                       CONDITIONS OF HSBC’S OBLIGATIONS

The obligations of HSBC hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions precedent:

5.1                                 Effectiveness of Registration Statement

The Registration Statement and the ADS Registration Statement have become effective and at the Closing Date no stop order suspending the effectiveness of the Registration Statement or ADS Registration Statement shall have been issued under the Securities Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to HSBC.

5.2                                 Assumption of Debt Obligations

In accordance with the Set-Off Agreement and prior to any payment of the purchase price for the Excess Shares to be made by set-off (compensation de créances), the Company shall have assumed such debt obligations (including principal, interest and other amounts) of GCI owed to the Lenders under the Company’s and GCI’s principle credit facility or taken such other actions as may be necessary to allow set-off (compensation de créances) as the Lenders shall have requested.  The Company shall have agreed that at the time of such payment by set-off (compensation de créances) the relevant debt obligations were due and payable.

5.3                                 Opinion of Counsel for the Company

At the Closing Date, HSBC shall have received the opinion, dated as of the Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, together with signed or reproduced copies of such letter for each of the Lenders, to the effect set forth in Exhibit [•] hereto.

5.4                                 Opinion of Counsel for HSBC and the Lenders

At the Closing Date, HSBC shall have received the favorable opinion, dated as of the Closing Date, of Clifford Chance LLP, counsel for HSBC and the Lenders, together with signed or reproduced copies of such letter for each of the Lenders, to such effect as HSBC may reasonably request.

5.5                                 Accountants’ Comfort Letter

At the Issuance Date, HSBC shall have received from Ernst & Young a letter dated as of the Issuance Date, together with signed or reproduced copies of such letter for certain of the Lenders, to the effect set forth in Exhibit [•] hereto.

5.6                                 Bring-down Comfort Letter

At the Closing Date, HSBC shall have received from Ernst & Young a letter dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5.5 of this Agreement, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

5.7                                 Listings

All of the ordinary shares of the Company (including the Shares) will have been duly listed and admitted for trading on Eurolist by Euronext.

All of the American Depositary Receipts shall have been quoted and admitted for trading on Nasdaq.

5.8                                 Certificates of the Company

At the Closing Date, the Company shall have furnished or caused to be furnished to HSBC certificates of its respective officers satisfactory to HSBC as to the accuracy of the representations and warranties of the Company herein at and as of such date (to the extent they are made as of such date pursuant to Article 1), as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such date, and as to such other customary matters as HSBC may reasonably request.

5.9                                 Termination of Agreement

If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by HSBC by notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

6.                                       INDEMNIFICATION

6.1                                 Indemnification of HSBC by the Company

The Company will indemnify and hold harmless HSBC as follows:

(i)                                     against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or relating to any breach of the Company’s representations and warranties under this Agreement;

(ii)                                  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any material misstatements in any part of any preliminary or final French Prospectus (or any complements, supplements, amendments or modifications thereto) or any omission therefrom of any information that is material for the assessment of an investment in the Shares or that is relevant to investors for making an informed judgment on the Company and its subsidiaries’ assets and liabilities, businesses, financial position, results and prospects;

(iii)                               against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or modification thereof) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included or incorporated by reference in any U.S. prospectus (or preliminary form thereof), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv)                              against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6.4 below) any such settlement is effected with the written consent of the Company; and

(v)                                 against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by HSBC), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i), (ii), (iii) or (iv) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Lender through HSBC, or by HSBC, expressly for use in the Offering Documents, it being understood and agreed that the only such information consists of the names of the Lenders and HSBC, the percentage of Shares to be purchased by each Lender from HSBC and the statement to the effect that some Lenders may transfer some or all of their acquired Shares to certain other financial institutions that have previously acquired participations in the Company’s and GCI’s principle credit facility from the Lenders.

6.2                                 Indemnification of the Company by HSBC

HSBC will indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6.1 of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Documents in reliance upon and in conformity with written information furnished to the Company by HSBC expressly for use therein, it being understood and agreed that the only such information consists the names of the Lenders and HSBC, the percentage of Shares to be purchased by each Lender from HSBC and the statement to the effect that some Lenders may transfer some or all of their acquired Shares to certain other financial institutions that have previously acquired participations in the Company’s and GCI’s principle credit facility from the Lenders.

6.3                                 Actions against Parties:  Notification

Promptly after receipt by an indemnified party under Section 6.1 or 6.2 above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party (which shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defence thereof other than reasonable costs of investigation, provided, however, that if (i) the use of counsel chosen by the respective indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include the indemnified party and the respective indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defences available to it which are different from or additional to those available to the respective indemnifying party, (iii) the respective indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the respective indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party, the indemnified party shall have the right to employ separate counsel (including local counsel) to represent it and, in that event, the reasonable fees and expenses of one such separate counsel (plus local counsel for all such indemnified parties) shall be paid by the respective indemnifying party.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party

6.4                                 Settlement without Consent if Failure to Reimburse

If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel that are reimbursable pursuant to this Agreement, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6.1(iv) herein effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party for such fees and expenses of counsel in accordance with such request prior to the date of such settlement.

7.                                       CONTRIBUTION

If the indemnification provided for in Section 6 is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and HSBC, on the other, from the offering of the Shares.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 6.3 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and HSBC on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and HSBC on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares (before deducting expenses) received by the Company bear to the total commissions received by HSBC with respect to the Shares under this Agreement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or HSBC on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company and HSBC agree that it would not be just and equitable if contributions pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 7, HSBC shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares subscribed by it were offered to the public exceeds the amount of any damages which HSBC has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act and the laws and regulations of the relevant jurisdictions where the Shares or ADSs are offered and sold) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  HSBC’s obligations in this Section 7 to contribute are several in proportion to their respective investment obligations and not joint.

The obligations of the Company under this Section 7 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls HSBC within the meaning of the Securities Act; and the obligations of HSBC under this Section 7 shall be in addition to any liability which HSBC may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

8.                                       REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY

All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of HSBC or any controlling person, or by or on behalf of the Company, and shall survive delivery of the Shares to the Lenders.

9.                                       TERMINATION OF AGREEMENT

9.1                                 Termination:  General

HSBC may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Offering Documents, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in France, the United Kingdom or the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions or currency exchange rates, in each case the effect of which is such as to make it, in the judgment of HSBC, impracticable to market the Shares or to enforce contracts for the sale of the Shares, (iii) if trading in any securities of the Company has been suspended or materially limited by the competent stock market authorities, or if trading generally on any of Euronext, the London Stock Exchange and Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the competent stock market authorities or any other governmental authority, or (iv) if a banking moratorium has been declared by any of the French, British, United States Federal or New York authorities.

9.2                                 Liabilities

If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

10.                                 NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

Notices to HSBC shall be directed to it at:

[HSBC Bank plc
109, avenue des Champs Elysées
75419 Paris Cedex 08, France]

Notices to the Company shall be directed to it at:

[Genesys S.A.
Immeuble L’Acropole
954-980, avenue Jean Mermoz
34000 Montpellier, France]

11.                                 PARTIES:  SUCCESSORS

This Agreement shall each inure to the benefit of and be binding upon HSBC, the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than HSBC, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of HSBC, the

Company, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Shares from HSBC shall be deemed to be a successor by reason merely of such purchase.

12.                                 TIME

Time shall be of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.  Except as otherwise set forth herein, specified times of day refer to Paris time.

13.                                 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Republic of France.

14.                                 CONSENT TO JURISDICTION

Each of the parties hereto irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any competent court in France and irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

15.                                 JUDGMENT CURRENCY

Each of the Company and HSBC agrees to indemnify each party entitled to indemnification or contribution pursuant to Sections 6 and 7 hereof from any losses incurred as a result of any judgment being rendered in connection with this Agreement or the Offering Documents for which indemnification or contribution is provided pursuant to Sections 6 and 7 hereof and such judgment or order being paid in a currency (the “Judgment Currency”) other than euro as a result of any variation as between (i) the rate of exchange at which euro are converted to in the Judgment Currency for purposes of such judgement or order, and (ii) the spot rate of exchange in London, England, at which the indemnified party on the date of payment of such judgment or order is able to purchase euro with the amount of Judgment Currency actually received by the indemnified party.  The foregoing indemnity shall constitute a separate and independent obligation of each of the Company and HSBC and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums or costs of exchange payable in connection with the purchase of, or conversion into, euro.

16.                                 EFFECT OF HEADINGS

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

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Signed in Paris in      originals on [    ] January 2006.

GENESYS S.A.

By:

Title:

HSBC BANK PLC

By:

Title:

SCHEDULE 1

Name of Lender

Banc of America Securities Limited

Merrill Lynch Capital Markets Bank Limited

Morgan Stanley Bank International Limited

Quadrangle Master Funding Ltd